EXHIBIT 99.1

Republic Services, Inc. Increases Quarterly
Dividend to $0.425 Per Share

PHOENIX (July 29, 2020) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 2-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.425 per share will be paid on October 15, 2020, to shareholders of record on October 1, 2020.

"We are raising the dividend by 5 percent which demonstrates the strength of our cash flow and commitment to efficiently return cash to shareholders," said Donald W. Slager, chief executive officer. "The annual dividend per share has increased 16 consecutive years, which reflects the consistency of our capital allocation practice and resiliency of our business."

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection operations, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries     Investor Inquiries
Donna Egan (480) 757-9748   Stacey Mathews (480) 718-6548
media@RepublicServices.com   Nicole Giandinoto (480) 627-7098
      investor@RepublicServices.com

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